UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2013

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2013, the Human Resources and Nominating Committee of the Board of Directors of MoneyGram International, Inc. (the “Company”) approved one-time contingent performance awards for certain executive officers and other key employees of the Company. The Committee designed and granted these awards to help motivate and retain such officers and employees who currently hold time-based and performance-based stock options. The performance-based vesting provisions of these options contain relatively high stock price vesting hurdles of between $24 and $36 and between $36 and $42.

The one-time contingent performance awards were granted under the Company’s 2005 Omnibus Incentive Plan. The performance goal for these awards is based on the Company achieving a target compound annual growth rate of the Company’s total revenues over a three-year period. If the performance goal is attained as of December 31, 2015, the performance awards will vest and each participant, if still employed at that time, will receive the value of their performance award. Recipients who are executive officers will receive 50% of their award in cash and 50% in stock, based on restricted stock units granted to the officers that would vest at such time. For all other recipients, 100% of their award will be paid in cash. If the performance goal is not attained, the performance award will not vest and the executive will not receive any cash or stock related thereto. The potential payout of the performance award for the named executive officers of the Company is set forth below:

Name	Title	RSU Award (#)	Cash Award ($)	Total Value of Award If Performance Goal Achieved ($)
Pamela H. Patsley	Chairman and Chief Executive Officer	131,220	$2,162,500	$4,325,000
W. Alexander Holmes	EVP and Chief Financial Officer	25,789	$425,000	$850,000
Juan C. Agualimpia	EVP and Chief Marketing Officer	25,789	$425,000	$850,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Steven Piano
Name:	Steven Piano
Title:	Executive Vice President, Human Resources and Corporate Services

Date: March 4, 2013